Exhibit 10.1

MAXIM GROUP, LLC

405 Lexington Ave. • New York, NY 10174

Tel (212) 895.3500 • (800) 724·0761 • fax (212) 895·3783 • wwwrnaximgrp.com

New York, NY • Long Island, NY • Red Bank, NJ

November 10, 2009

Mr. Gerald Garcia Jr.

Chairman of the Board

AIMS Worldwide, Inc.

10400 Eaton Place, Suite 203

Fairfax, VA 22030

Re: Letter of Engagement

Dear Mr. Garcia:

The purpose of this engagement letter (the "Agreement") is to outline our agreement pursuant to which Maxim Group LLC, a New York limited liability company ("Maxim"), shall be engaged by AIMS Worldwide, Inc., a Nevada corporation ("AIMS" or the "Company"), as the Company's exclusive advisor to perform the advisory services set forth herein.

1. Relationship. The Company hereby appoints Maxim as its exclusive advisor with respect to the identification and evaluation of potential business acquisition opportunities. In its capacity as exclusive advisor, Maxim will assist the Company to (i) identify prospective merger and acquisition targets ("Target(s)") and (ii) negotiate certain agreements between the Company and a Target concerning the Closing of a "Transaction(s)" (as such terms are defined hereinafter).

As used in this Agreement, the term "Transaction" shall mean, whether effected directly or indirectly or in one transaction or a series of transactions, any: (a) partnership, joint venture, merger, consolidation, reorganization, or other business combination with a Target(s) pursuant to which the Company, or its assets and or any of its respective businesses, divisions or products lines are combined with such Target(s); (b) acquisition by a Target(s) of all or substantially all of the capital stock or assets of the Company by way of a tender or exchange offer, option, negotiated purchase, leveraged buyout, minority investment or partnership, joint or collaborative venture or otherwise; and (c) acquisition by the Company of some, all or substantially all of the capital stock or assets, to include product or product lines, of a Target(s) by way of a tender or exchange offer, option, negotiated purchase, leveraged buyout, minority investment or partnership, joint or collaborative venture or otherwise.

2. Contemplated Services to be Rendered. Subject in all instances to the express understanding, acknowledgements, and agreements provided for herein, Maxim may, upon the completion of the aforesaid, and in consultation with the Company's management ("Management"), provide certain or all of the following services to the Company, but solely as its advisor and with no authority to bind the Company:

(a) Identify a potential Target(s) for the Company;

(b) Advise the Company on the structuring of a potential Transaction;

(c) Assist the Company in its negotiations with a Target(s) through the consummation of a Transaction; (hereafter the services contemplated in Section 2(a) through 2(c) shall collectively be referred to as the "Advisory Services)."

In addition to the Advisory Services, in the event of a Closing (as such term is defined hereafter) of a Transaction, Maxim may, at the Company's request, provide additional services to the Company, including but not limited to the following: source, negotiate and structure non-secured financing on behalf of the Company including, but not limited to senior debt, subordinated debt and/or equity backed securities. The terms and conditions governing such additional services, if such services are desired by the Company, shall be memorialized under a separate agreement.

For the purposes of this Agreement, in order for an entity to be deemed a Target, the Company must either (i) request Maxim's assistance in pursuing such entity or (ii) such entity must be first introduced by Maxim (directly or indirectly) to the Company, and in the event the Company has not been previously introduced to such such entity, then the Company will approve the entity as a Target. Maxim will only introduce a Target(s) that has expressed an interest in pursuing a Transaction with the Company. In the event that the Company represents to Maxim that it has already been introduced to an entity prior to Maxim's introduction and does not wish to work with Maxim concerning such potential Target, then it will inform Maxim via email of such prior introduction/communication with said entity and such entity will not be considered as a Target. Upon Maxim's request, the Company agrees to provide Maxim with any documents /evidentiary materials to demonstrate its prior relationship with such entity. Subsequent to an entity being deemed a Target, Exhibit B of this Agreement shall be amended accordingly to memorialize such an entity being deemed a Target via email or other written communication.

Maxim shall also render such other advice and/or services as may from time to time be agreed to between the parties. In the event that Maxim undertakes work that is not provided for herein, such as the rendering of a fairness opinion, then compensation for such work shall be provided for under separate agreement. The parties understand and agree that, during the term of this Agreement, Maxim shall be required to perform only such tasks as may be necessary or appropriate in connection with the Advisory Services and therefore may not necessarily perform all the tasks listed above.

The parties further understand that Maxim's tasks may not be limited to those listed in this paragraph and that additional tasks may be included. The parties further understand and agree that the Company will not utilize the Advisory Services performed by Maxim for any purpose other than those stated in this Agreement, and that the existence of this Agreement and the product of Maxim's Advisory Services are confidential and shall not in any way be communicated by the Company or Maxim to any third party(s) interested in engaging in a Transaction except to the extent that such disclosure is required by law, including the federal securities laws, rule, regulation or judicial or administrative process. The parties further understand and agree that the Advisory Services rendered by Maxim do not include providing a fairness opinion for use in any filing with the Securities and Exchange Commission or in any proxy materials to be sent to the Company's shareholders and that the Company shall not use any of the materials prepared by Maxim for any purpose other than internal use without the express written consent of Maxim, except to the extent such use is required by the Company to comply with its obligations under any law, rule, regulation or judicial or administrative order.

As used in this Agreement, the term "Closing" shall mean the final meeting between the Company and a Target, at which a Transaction is consummated, the conveying documents are concluded and the money and the stock, options, warrants or other securities or rights to acquire stock are transferred.

3. Term of Agreement. This Agreement will terminate one (1) year from the date first written above, unless earlier terminated pursuant to Section 7 hereof or extended to another date mutually agreed to in writing by both parties (such date of termination, the "Termination Date").

4. Success Fee. If during the term of this Agreement a Transaction is consummated or the Company enters into an agreement regarding a Transaction (which is subsequently consummated), a fee (the "Success Fee") will be payable upon the closing of the Transaction to Maxim and equal to:

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3.0% of Consideration if Maxim introduces the Target that consummates a Transaction with the Company;

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1.75% of Consideration if Maxim does not introduce the Target that consummates a Transaction with the Company.

The parties hereto expressly acknowledge and agree that, subject to the terms and conditions of this Agreement, the Success Fee shall be due to Maxim simultaneously with the consummation of the applicable Transaction. In addition, and notwithstanding the earlier termination of this Agreement, for a period of 12 months after termination of this Agreement, Maxim shall be entitled, at the Closing thereof, to the full Success Fee if the Company initiates and/or consummates any Transaction with any Target on Exhibit B (the "Tail Period").

For the purposes hereof, the term "Consideration" shall mean the total amount of any and all consideration paid to a Target or received by the Company or any other person or entity in connection with the consummation of a Transaction. Consideration shall include, without limitation, any cash, securities, promissory notes or other debt instruments, real or personal property, tangible assets, intangible assets, shares, options, warrants, earn-out structures, escrow payments, employee or management contracts or options in excess of market compensation, any payments in consideration for any non-compete covenants, future contractual or contingent payments, the assumption or repayment of indebtedness (as defined under U.S. generally accepted accounting principles) and all other consideration paid or to be paid in connection with the Transaction.

For the purposes of calculating the Success Fee, any property, whether tangible or intangible, shall be valued either at the fair market value as of the date of the Closing or by Maxim, subject to consent and approval by the Company, which consent and approval shall not be unreasonably withheld. Any deferred consideration based upon some future contingency, such as without limitation future earnings or the exercise of an option, payable subsequent to the date of the Closing, shall be subject to the Success Fee set forth herein and shall be payable if and when such deferred consideration is paid. The value of any such property paid as deferred consideration shall be determined as above, except that the value shall be as of the day the deferred consideration is paid.

5. Expenses. In addition to the Success Fee payable hereunder, and regardless of whether any Transaction is proposed or consummated, the Company shall reimburse Maxim for all pre-approved reasonable travel, food, lodging and other out-of-pocket expenses incurred in connection with the services performed by Maxim pursuant to this Agreement promptly after submission of such properly evidenced expenses to the Company. Invoices shall be due twenty (20) days from the date of the invoice. All expenses must be approved in writing by the Company, and Maxim may not incur more than an aggregate $5,000 of expenses without the Company's prior written approval.

6. Independent Contractor. The parties agree that Maxim shall act solely as an independent contractor under this Agreement. Maxim is not authorized to make any representations, warranties, covenants or commitments of any nature whatsoever on behalf ofthe Company.

7. Termination. The Company or Maxim may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party; provided that this Agreement shall terminate immediately if either Maxim or the Company materially breaches this Agreement and such breach is not cured within five (5) business days of written notice from the Company and/or Maxim that specifies the nature of such breach. In the event of a termination not caused by a breach by Maxim, Maxim shall be entitled to receive all amounts due through the Termination Date or afterwards to the extent provided in Sections 4 and 5 hereof. In the event of a termination caused by a breach by Maxim, Maxim shall be entitled to receive all amounts through the Termination Date to the extent provided in Sections 4 and 5, but shall not be entitled to any further compensation or other amounts under this Agreement.

8. Indemnification; Contribution. T he Company agrees to provide indemnification and contribution to Maxim and certain other parties, in accordance with the terms set forth on Exhibit A attached hereto, which terms are incorporated herein by this reference. Maxim's aggregate liability to all parties in connection with the Transaction or its services hereunder shall be limited to and shall not exceed the aggregate fees actually received by Maxim hereunder.

9. Information; Confidentiality. During the term of this Agreement, the Company agrees to cooperate with Maxim and to furnish, or cause to be furnished, to Maxim, any and all information and data concerning the Company and a Transaction that Maxim deems appropriate to a Transaction with a Target (the "Information"). The Company also agrees that Maxim may, at any time, contact any Targets for any information relating to any potential Transaction.

The Company represents and warrants that all Information provided to Maxim or officers, employees, legal counsel, accountants, agents or representatives will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections and information provided to Maxim (including the Information) or to any Target will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, Maxim will be using and relying on such Information (and information available from public sources and other sources deemed reliable by Maxim) without independent verification thereof by Maxim or independent appraisal by Maxim of any of the Company's assets. Maxim does not assume responsibility for the accuracy or completeness of the Information.

The Company agrees that any information or advice rendered by Maxim or its representatives in connection with its engagement hereunder is solely for the Company's confidential use in connection with its evaluation of a Transaction. Except as otherwise required by law, the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information without Maxim's prior written consent.

Except as contemplated by the terms hereof or as required by applicable law, rule, regulation or judicial or administrative process, Maxim shall keep confidential all non-public Information provided to it by or on behalf of the Company. For purposes of this paragraph, the term Information shall not include information that: (a) is, at the time of disclosure, or subsequently enters the public domain without a breach by Maxim of any obligation owed to the Company; (b) became known to Maxim prior to the Company's disclosure of such Information to Maxim; (c) became known to Maxim from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company; (d) is disclosed by the Company to a third party without restrictions on its disclosure; or (e) is independently developed by Maxim. The Company acknowledges and agrees that this Agreement and the terms of this Agreement are confidential and will not be disclosed to anyone other than the officers and directors of the Company and the Company's accountants and legal counsel.

10. Certain Representations and Warranties of the Company. The Company represents and warrants to Maxim that: (a) it is not obligated to pay a finder's fee to any person or entity in connection with the introduction of the Company to Maxim; and (b) neither the execution of this Agreement nor the consummation of any Transaction contemplated by this Agreement will conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or the lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any oral or written agreement, understanding or arrangement to which the Company or its affiliates is a party.

11. Disclaimers. The Company agrees that any and all decisions, acts, actions, or omissions with respect to Target(s) and any Transaction(s) shall be the sole responsibility of the Company and Management, and that the performance by Maxim of services hereunder will in no way expose Maxim to any liability for any such decisions, acts, actions or omissions ofthe Company or Management.

12. Choice of Law; Attorney's Fees; Waiver of Jury Trial. This Agreement shall be governed by the internal laws of the State of New York, without regard to conflict of laws principles. Each of Maxim and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Maxim mailed by certified mail to Maxim's address shall be deemed in every respect effective service process upon Maxim, in any such suit, action or proceeding. If any party to this Agreement brings an action directly or indirectly based upon this Agreement or the matters contemplated hereby, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to reasonable attorneys' fees and court costs. Any right to trial by jury with respect to any law suit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Maxim hereunder is expressly and irrevocably waived by the parties hereto.

13. Parties. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto and their respective successors and assigns and, to the extent expressly set forth herein, the Indemnified Persons (as defined on Exhibit A hereto), any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Maxim hereunder.

14. Severability. In the event that any term or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fail on account thereof. It is further agreed that if anyone or more of such paragraphs or provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope, the said reduction shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other paragraph or provisions contained in this Agreement.

15. Review by Counsel. This Agreement has been reviewed by the signatories hereto and their counsel. There shall be no construction of any provision against either party hereto because this Agreement was drafted by either particular, and the parties waive any statute or rule of law to such effect.

16. Survival of Certain Provisions. The provisions of Sections 4, 5, 8, 10, 11, 12, 13, 14, and this Section 16 shall survive any termination of this Agreement.

17. Entire Agreement. This Agreement and the schedule hereto sets forth the entire understandings of the parties relating to the subject matter hereof and supersedes and cancels any prior or contemporaneous communications, understandings or agreements between the parties hereto.

18. Modification. This Agreement may not be altered, amended, changed, or modified, nor can any of its provisions be waived, except by written amendment signed by both parties hereto.

19. Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which, when taken together, shall constitute one and the same agreement.

If the foregoing correctly sets forth our agreement with respect to the matters addressed herein, please so confirm by signing and returning one copy of this letter to Maxim Group LLC. Your signature below shall indicate the Company's agreement to the terms hereof. We are delighted to accept this engagement and very much look forward to working with you.

Sincerely,

/s/ Karl Brenza
Karl Brenza
Managing Director, Investment Banking

/s/ Clifford Teller
Clifford Teller
Executive Director, Investment Banking

AGREED TO AND ACCEPTED:
AIMS Worldwide, Inc.

/s/ Gerald Garcia, Jr.
Gerald Garcia, Jr.
Chief Executive Officer

Exhibit A to Maxim Group Agreement

INDEMNIFICATION AND CONTRIBUTION

This Exhibit A is a part of and incorporated into that certain letter agreement (together, the "Agreement"), dated November 6, 2009.

(a) If Maxim or any employee, agent, officer, director, attorney, shareholder or any person who controls Maxim (any or all of the foregoing, hereinafter an "Indemnified Person") becomes involved in any capacity in any legal or administrative action, suit, proceeding, investigation or inquiry, regardless of the legal theory or the allegations made in connection therewith, directly or indirectly in connection with, arising out of, based upon, or in any way related to: (i) this Agreement; (ii) the services that are the subject of this Agreement; (iii) any document or information, whether verbal or written, referred to herein or supplied to Maxim; (iv) the breach of the representations, warranties, agreements or covenants by the Company set forth in the Agreement; (v) Maxim's involvement in a Transaction or any part thereof; (vi) any filings made by or on behalf of any party with any governmental agency in connection with a Transaction; or (vii) a Transaction, the Company will on demand, to the extent permitted by applicable law, advance or pay promptly, on behalf of each Indemnified Person, reasonable attorneys' fees and other expenses and disbursements (including, but not limited to, the cost of any investigation and related preparation) as they are incurred by the Indemnified Person. The Company also indemnifies and holds harmless each Indemnified Person against any and all losses, claims, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees, disbursements and court costs, and costs of investigation and preparation) ("Losses") to which such Indemnified Person may become subject in connection with any such matter.

(b) If for any reason the foregoing indemnification is determined to be unavailable to any Indemnified Person or insufficient fully to indemnify any such person, then the Company will contribute to the amount paid or payable by such person as a result of any such Losses in such proportion as is appropriate to reflect: (i) the relationship between Maxim's fee on the one hand and the aggregate value of the Transaction on the other hand, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, not only such relative benefit but also the relative fault of the other participants in the Transaction, on the one hand, and Maxim and the Indemnified Persons on the other hand, and any other relevant equitable considerations in connection with the matters as to which such Losses relate; provided, however that in no event shall the amount to be contributed by all Indemnified Persons in the aggregate exceed the amount of the fees actually received by Maxim pursuant to the Agreement.

(c) Any Indemnified Person shall have the right to employ such person's own separate counsel in any such action, at the Company's expense, and such counsel shall have the right to have charge of such matters for such person.

(d) The indemnification obligations hereunder shall not apply to any Losses that are finally judicially determined on the merits (and not subject to appeal) to have been material and caused primarily by the gross negligence or willful misconduct on the part of Maxim or such Indemnified Person.

(e) The Company agrees that it will not settle, compromise or discharge any suit, claim, litigation, threatened litigation or threatened claim arising out of, based upon, or in any way related to the Transaction and to which any Indemnified Person is or may reasonably be expected to be a party, unless and until the Company have obtained a written agreement, approved by the applicable Indemnified Person (which shall not be unreasonably withheld) and executed by each party to such proposed settlement, compromise or discharge, releasing Maxim and each Indemnified Person from any and all liability. Maxim agrees that it will not settle, compromise, or discharge any such suit, claim, litigation, or threatened claim without the prior written consent of the Company, which will not be unreasonably withheld.

(f) The Company's obligations under this Section shall be in addition to any liability that the Company or any other person may otherwise have to Maxim or any Indemnified Person. The foregoing provisions shall be enforceable by each Indemnified Person and such person's heirs, representatives and successors, and shall survive any termination of this Agreement or the completion of services hereunder.

(g) The provisions of this Exhibit A shall apply to the Agreement and any modification thereof and shall remain in full force and effect regardless of any termination or the completion of Maxim's services under the Agreement.